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Exhibit 99.1

[TELETECH PRESS RELEASE LOGO]

Contacts:

Karen Breen
Dan Campbell
Investor Relations
303-397-8592
303-397-8634
 karen.breen@teletech.com
dan.campbell@teletech.com

TELETECH PROVIDES BUSINESS UPDATE

Denver, Colo., July 10, 2003—TeleTech Holdings, Inc. (Nasdaq: TTEC), a leading global provider of customer management solutions, today announced plans to expand its cost reduction initiatives to position the company for improved profitability. The company's goal is to reduce its current cost structure by $40 million on an annualized basis.

        TeleTech is expanding its profit improvement and cost reduction initiatives to drive operational excellence through increased service delivery standardization and greater workforce utilization, and has continued developing new customer solutions to broaden its service offerings. Additionally, the company is sharply focused on reducing certain non-customer service employee and facility related costs as well as corporate expenses such as telecommunications, travel, insurance and consulting expenditures.

        As part of the above initiatives and an ongoing review of its global operations, TeleTech expects to incur a charge in the second quarter 2003 ranging between $47 million and $50 million, and a pre-tax charge in the third quarter 2003 ranging between $2 million and $3 million. Of the total second and third quarter charges, between $7 million and $9 million is estimated to be cash-related charges. The charges are primarily related to the following items:

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  Recording a non-cash valuation allowance of approximately $35 million as an increase to second quarter 2003 tax expense based on a review of the company's deferred tax assets in accordance with SFAS No. 109.

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  A reduction in the company's global workforce of approximately 300 non-agent positions during the second and third quarters.

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  A non-cash reduction in the carrying value of certain facilities in its worldwide operations.

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  A non-cash lease termination charge related to the anticipated closure of its Kansas City facility given the ramp down of the United States Postal Service relationship, and

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  The minimum estimated liability related to the applicability of sales or use tax for services provided by its database marketing and consulting segment.

        As a result of the above-mentioned charges, TeleTech will not be in compliance with certain financial covenants in its revolving credit and senior note agreements. TeleTech is working with the lender groups to obtain the necessary waivers and amendments, and believes it will be successful in these efforts prior to filing its second quarter Form 10-Q in August 2003. As of June 30, 2003 TeleTech had total debt of approximately $120 million and cash and cash equivalents of approximately $115 million.

        In addition to the above-mentioned charges, the company expects to report a loss from operations for the second quarter 2003 arising from, among other matters, the ramp down of the United States Postal Service project.

CEO COMMENTARY

        "Over the last ninety days we have been sharply focused on streamlining the organization to better serve our clients and improve profitability. I believe the initiatives we are pursuing will strengthen the company's position in the customer management marketplace," said Kenneth Tuchman, TeleTech's Chairman and Chief Executive Officer. "Going forward, we plan to further our history of customer management excellence and continue to deliver high levels of client satisfaction. The opportunities in our sales pipeline are progressing, and I am confident TeleTech will win new business during the remainder of 2003."

TIMING OF SECOND QUARTER 2003 EARNINGS RELEASE

        TeleTech expects to release second quarter 2003 results on or before August 14, 2003 by issuing a summary press release after market close, and simultaneously filing its Form 10-Q with the Securities and Exchange Commission. A conference call with management will be held the following day to discuss actual results. Notification of the earnings release date and information regarding the conference call will be provided during July 2003.

TELETECH PROFILE

        For twenty years, TeleTech has managed the customer experience for some of the world's largest enterprises. TeleTech's innovative customer care services help companies acquire, serve, grow and retain customers throughout the entire relationship lifecycle. TeleTech offers solutions to a variety of industries including financial services, transportation, communications, government, healthcare and travel. With a presence that spans North America, Asia-Pacific, Europe and Latin America, TeleTech provides comprehensive customer care services to global organizations. Additional information on TeleTech can be found at www.teletech.com.

FORWARD LOOKING STATEMENTS

        All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech's and its subsidiaries' actual results to differ materially from those expressed or implied by such forward-looking statements, including: economic or political changes affecting the countries in which the company operates; greater than anticipated competition in the customer care market, causing increased price competition or loss of clients; the reliance on a few major clients; the risks associated with losing one or more significant client relationships; the renewal of client or vendor relationships on favorable terms; the ability to transition work from higher cost centers to lower cost markets; the company's ability to develop and successfully manage new technology or database marketing and consulting sales; the company's ability to collect monies owed from clients per contract terms and conditions in a timely manner; higher than anticipated start-up costs associated with new business opportunities and ventures; the company's ability to find cost effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; lower than anticipated customer management center capacity utilization; consumers' concerns or adverse publicity regarding the products of the company's clients; the company's ability to close new business in 2003; execution risks associated with achieving the targeted $40 million in annualized cost savings; the possibility of additional asset impairments and restructuring charges; the ability to successfully obtain waivers on the Company's debt agreements; the ultimate liability associated with the amount of past sales or use tax obligations for its database marketing and consulting and North American outsourcing segments; changes in workers' compensation and general liability premiums; changes in accounting policies and practices pronounced by standard setting bodies; and new legislation or government regulation that impacts the customer care industry. Readers are encouraged to review TeleTech's 2002 Form 10-K, first quarter 2003 Form 10-Q and other publicly filed documents, which describe in greater detail these and other important factors that may impact the company's business, results of operations, financial condition and cash flows. TeleTech undertakes no obligation to update its forward-looking statements after the date of this release.

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TELETECH PROVIDES BUSINESS UPDATE